SECURITIES AND EXCHANGE COMMISSION

                             Washington, D. C. 20549




                                    FORM 8-K

                                 CURRENT REPORT




                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


                        Date of Report September 10, 2002
                                       ------------------
                        (Date of earliest event reported)


                               FORD MOTOR COMPANY
                               ------------------
             (Exact name of registrant as specified in its charter)


                                    Delaware
                                    --------
                 (State or other jurisdiction of incorporation)


         1-3950                                        38-0549190
         -------                                       ----------
 (Commission File Number)                    (IRS Employer Identification No.)


 One American Road, Dearborn,  Michigan                   48126
 --------------------------------------                   -----
(Address of principal executive offices)                (Zip Code)



         Registrant's telephone number, including area code 313-322-3000
                                                            ------------



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                                      -2-

Item 5.  Other Events.
---------------------

Ford Motor Company disagrees with the conclusions in a Goldman, Sachs & Co. report dated September 6, 2002, entitled "Ford's Cash Position May be Less Robust Than It Appears". The report essentially contends that our Automotive cash is overstated by as much as $10 billion because of the way our Automotive sector pays Ford Motor Credit Company subsidies (or subvention amounts) for low interest rate retail and lease financing programs that we sponsor. The effect of low-rate financing on our Automotive operating cash balances is less than half of the amount indicated in the Goldman Sachs report and the effect on cash flow is even smaller. In addition, it is important to understand the following points:

     o Our accounting for subsidies to Ford Credit for low-rate financing programs has been consistent for many years and is described in Ford's and Ford Credit's 2001 10-K Reports.

     o Our Automotive sector recognizes a reduction to revenue for the subvention amount when a vehicle is sold to the dealer or the marketing programs change (i.e., the amount of subvention on the vehicle is recognized upfront as a reduction to Automotive revenue). Ford Credit recognizes interest subvention as revenue over the life of the contract.

     o Our Automotive sector pays Ford Credit for the interest subvention over the life of the contract; the payments are front-loaded, which is consistent with the terms of the contracts placed. In other words, the subvention payment flows are similar to how Ford Credit would receive payments from the customer if the customer were paying at a market interest rate. Again, this has been our practice for many years.

     o Ford Credit does not presently require a capital contribution. In fact, we expect to receive a dividend from Ford Credit this year.



                                    SIGNATURE
                                    ---------

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized on the date indicated.

                                           FORD MOTOR COMPANY
                                           -----------------------------------
                                           (Registrant)


Date:  September 10, 2002                  By:/s/Kathryn S. Lamping
                                               -------------------------------
                                               Kathryn S. Lamping
                                               Assistant Secretary